Exhibit 4(w)

February 24, 2012

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Subject:	General Electric Capital Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2011 – File No. 001-06461

Dear Sirs:

Neither General Electric Capital Corporation (the “Corporation”) nor any of its subsidiaries has outstanding any instrument with respect to its long-term debt, other than those filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, under which the total amount of securities authorized exceeds 10% of the total assets of the registrant and its subsidiaries on a consolidated basis. In accordance with paragraph (b) (4) (iii) of Item 601 of Regulation S-K (17 CFR §229.601), the Corporation hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each instrument that defines the rights of holders of such long-term debt not filed or incorporated by reference as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Very truly yours, GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Kathryn A. Cassidy
Kathryn A. Cassidy Senior Vice President Corporate Treasury and Global Funding Operation